Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and between

First Financial Bancorp.

and

MainSource Financial Group, Inc.

Dated as of July 25, 2017

i

(continued)

ii

(continued)

iii

(continued)

iv

(continued)

Exhibit A -	Forms of Voting Agreement

Exhibit B -	Agreement of Merger of MainSource Bank With and Into First Financial Bank

v

INDEX OF DEFINED TERMS

Page

Acquisition Proposal	71
affiliate	84
Agreement	1
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Certificates	5
Bank Regulatory Applications	60
BHC Act	9
business day	84
Certificate	2
certificates	6
Certificates of Merger	2
Chosen Courts	84
CIC Payment	65
Closing	82
Closing Date	82
Code	1
Confidentiality Agreement	62
Continuing Employees	64
Converted MainSource Option	3
Determination Date	79
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	27
ERISA	19
Exchange Act	16
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	11
Federal Reserve Board	14
Final Index Price	79
First Financial	1
First Financial 401(k) Plan	67
First Financial Articles	5
First Financial Bank	5
First Financial Benefit Plans	41
First Financial Common Stock	2
First Financial Continuing Directors	70
First Financial Contract	46
First Financial Disclosure Schedule	32

i

INDEX OF DEFINED TERMS

Page

First Financial Equity Awards	34
First Financial ERISA Affiliate	41
First Financial Leased Properties	48
First Financial Market Value	80
First Financial Meeting	62
First Financial Owned Properties	48
First Financial Qualified Plans	41
First Financial Real Property	48
First Financial Regulations	5
First Financial Regulatory Agreement	47
First Financial Reports	43
First Financial Restricted Stock Award	33
First Financial Stock Options	34
First Financial Stock Plans	34
First Financial Subsidiary	33
First Financial Warrants	34
GAAP	10
Governmental Entity	14
Greensburg Fund	74
IBCL	1
IDFI	14
Index	79
Index Ratio	80
Indiana Secretary	2
Initial First Financial Market Value	80
Initial Index Price	80
Intellectual Property	28
IRS	18
Joint Proxy Statement	14
KBW	17
knowledge	84
Liens	12
Loans	30
made available	84
MainSource	1
MainSource 401(k) Plan	20
MainSource Articles	10
MainSource Bank	5
MainSource Benefit Plans	19
MainSource Bylaws	10
MainSource Common Stock	2
MainSource Continuing Directors	70
MainSource Contract	25

INDEX OF DEFINED TERMS

Page

MainSource Disclosure Schedule	9
MainSource Equity Awards	4
MainSource ERISA Affiliate	19
MainSource Indemnified Parties	68
MainSource Junior Subordinated Debentures	74
MainSource Leased Properties	28
MainSource Meeting	62
MainSource Owned Properties	27
MainSource Performance Share Unit	4
MainSource Qualified Plans	20
MainSource Real Property	28
MainSource Regulatory Agreement	26
MainSource Reports	23
MainSource Restricted Stock Award	4
MainSource Stock Option	3
MainSource Stock Plans	5
MainSource Subsidiary	10
MainSource Trust Preferred Securities	73
MainSource Trusts	73
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	61
Merger	1
Merger Consideration	2
Multiemployer Plan	21
Multiple Employer Plan	21
NASDAQ	8
New Plans	66
ODFI	14
OGCL	1
Ohio Secretary	2
PBGC	21
Permitted Encumbrances	28
person	84
Premium Cap	68
Regulatory Agencies	14
Representatives	70
Requisite First Financial Vote	35
Requisite MainSource Vote	13
Requisite Regulatory Approvals	61
S-4	14
Sarbanes-Oxley Act	16
SEC	14
Securities Act	23

INDEX OF DEFINED TERMS

Page

Separated Employees	64
SRO	14
Subsidiary	10
Surviving Corporation	1
Takeover Statutes	29
Tax	19
Tax Return	19
Taxes	19
Termination Date	77
Termination Fee	81
Total Payments	65
Voting Agreements	1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 25, 2017 (this “Agreement”), by and between MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), and First Financial Bancorp, an Ohio corporation (“First Financial”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of First Financial and MainSource have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which MainSource will, subject to the terms and conditions set forth herein, merge with and into First Financial (the “Merger”), so that First Financial is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, as an inducement for each party to enter into this Agreement, the directors of First Financial and the directors of MainSource, in their capacity as shareholders, have simultaneously herewith entered into a voting agreement (collectively, the “Voting Agreements”) in connection with the Merger, substantially in the forms attached hereto as Exhibit A; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1                               The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Indiana Business Corporation Law (the “IBCL”) and the Ohio General Corporation Law (the “OGCL”), at the Effective Time, MainSource shall merge with and into First Financial.  First Financial shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio.  Upon consummation of the Merger, the separate corporate existence of MainSource shall terminate.

1.2                               Effective Time.  The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Indiana (the “Indiana Secretary”) and the certificate of merger to be filed with the Secretary of State of the State of Ohio (the “Ohio Secretary”), respectively, on the Closing Date (collectively, the “Certificates of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Certificates of Merger.

1.3                               Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the IBCL and the OGCL.

1.4                               Conversion of MainSource Common Stock. Subject to Section 2.2(e), each share of the common stock, no par value per share, of MainSource issued and outstanding immediately prior to the Effective Time (“MainSource Common Stock”), except for shares of MainSource Common Stock owned by MainSource as treasury stock or owned by MainSource or First Financial or a Subsidiary of either (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted), shall be converted into the right to receive 1.3875 shares (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common shares, no par value per share, of First Financial (the “First Financial Common Stock”); it being understood that upon the Effective Time, the First Financial Common Stock, including the shares issued to former holders of MainSource Common Stock, shall be the common shares of the Surviving Corporation.

(b)                                 All of the shares of MainSource Common Stock converted into the right to receive First Financial Common Stock pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of MainSource Common Stock) previously representing any such shares of MainSource Common Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of First Financial Common Stock which such shares of MainSource Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of MainSource Common Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2.  Certificates previously representing shares of MainSource Common Stock shall be exchanged for certificates representing whole shares of First Financial Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of First Financial Common Stock or MainSource Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)                                  Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of MainSource Common Stock that are owned by MainSource or First Financial (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) shall be cancelled and shall cease to exist and no stock of First Financial or other consideration shall be delivered in exchange therefor.

1.5                               First Financial Common Stock.  At and after the Effective Time, each share of First Financial Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding common share of the Surviving Corporation and shall not be affected by the Merger.

1.6                               Treatment of MainSource Equity Awards.

(a)                                 At the Effective Time, each option granted by MainSource to purchase shares of MainSource Common Stock under a MainSource Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “MainSource Stock Option”) shall without any further action on the part of any holder thereof, be assumed and converted into an option to purchase from First Financial, on the same terms and conditions as were applicable under such MainSource Stock Option immediately prior to the Effective Time, a number of shares of First Financial Common Stock (rounded down to the nearest whole share) determined by multiplying (x) the number of shares of MainSource Common Stock subject to such MainSource Stock Option immediately prior to the Effective Time by (y) the Exchange Ratio, at a per share exercise price (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (i) the per share exercise price for each share of MainSource Common Stock subject to such MainSource Stock Option by (ii) the Exchange Ratio (each, as so adjusted, a “Converted MainSource Option”). All rounding described in this Section 1.6(a) shall be done on an aggregate basis such that a single rounding of shares and exercise price shall be applied to each Converted MainSource Option.

(b)                                 The Converted MainSource Options shall have the same vesting schedule (including any acceleration of vesting as provided in the applicable MainSource Stock Plan) as the MainSource Stock Options and otherwise shall have the same terms and conditions as such MainSource Stock Options; provided, that First Financial shall convert the MainSource Stock Options into Converted MainSource Options in a manner consistent with the requirements of Section 409A of the Code and, in the case of MainSource Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code, as applicable. After such assumption and conversion, the Converted MainSource Options shall be subject to all of the terms and conditions of the plan and grant agreements under which the MainSource Stock Options were originally issued (including any applicable change in control or other accelerated vesting provisions, and this transaction shall constitute a change in control for all relevant provisions).

(c)                                  Immediately prior to the Effective Time (but contingent upon the Closing), each award in respect of a share of MainSource Common Stock subject to vesting, repurchase or other lapse restriction granted under a MainSource Stock Plan that is unvested or contingent and outstanding immediately prior to the Effective Time (a “MainSource Restricted Stock Award”) shall fully vest (with any performance-based vesting condition applicable to such MainSource Restricted Stock Award deemed satisfied to the extent provided in the applicable award agreement) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of MainSource Common Stock underlying such MainSource Restricted Stock Award, less applicable tax withholdings.

(d)                                 Immediately prior to the Effective Time (but contingent upon the Closing), each performance share unit in respect of shares of MainSource Common Stock granted under a MainSource Stock Plan that is unvested or contingent and outstanding at such time (a “MainSource Performance Share Unit” and, together with the MainSource Stock Options and the MainSource Restricted Stock Awards, the “MainSource Equity Awards”) shall fully vest (with any performance-based vesting condition applicable to such MainSource Performance Share Unit deemed satisfied at target) and shall be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of MainSource Common Stock underlying such MainSource Performance Share Unit, less applicable tax withholdings.

(e)                                  First Financial shall take all corporate action necessary to issue a sufficient number of shares of First Financial Common Stock with respect to the settlement of MainSource Restricted Stock Awards and MainSource Performance Share Units contemplated by this Section 1.6. At the Effective Time, First Financial shall reserve for future issuance a number of shares of First Financial Common Stock at least equal to the number of shares of First Financial Common Stock that will be subject to the Converted MainSource Options as a result of the actions contemplated by Section 1.6(a). As of or promptly following the Effective Time, First Financial shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of First Financial Common Stock subject to the Converted MainSource Options, shall distribute a prospectus relating to such Form S-8, if applicable, and First Financial shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Converted MainSource Options remain outstanding.

(f)                                   At or prior to the Effective Time, MainSource, the Board of Directors of MainSource and its compensation committee, as applicable, and First Financial, the Board of Directors of First Financial, and its Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.6, and to ensure that following the Effective Time, there are no obligations with respect to MainSource Equity Awards other than as set forth in this Section 1.6.

(g)                                  For purposes of this Agreement, “MainSource Stock Plans” means MainSource’s 2015 Stock Incentive Plan, 2007 Stock Incentive Plan and 2003 Stock Option Plan and all other employee and director equity incentive plans or agreements of MainSource as of the date of this Agreement.

1.7                               Articles of Incorporation of Surviving Corporation.  At the Effective Time, the Articles of Incorporation of First Financial (the “First Financial Articles”), as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8                               Regulations of Surviving Corporation. At the Effective Time, the Amended and Restated Regulations of First Financial (the “First Financial Regulations”), as in effect immediately prior to the Effective Time, shall be the Regulations of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9                               Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.10                        Bank Merger. Subsequent to the Effective Time, MainSource Bank (“MainSource Bank”), an Indiana state chartered bank and a wholly-owned Subsidiary of MainSource, will merge (the “Bank Merger”) with and into First Financial Bank (“First Financial Bank”), an Ohio state chartered bank and a wholly-owned Subsidiary of First Financial.  First Financial Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of MainSource Bank shall cease.  The parties agree that the Bank Merger shall become effective at a time after the Effective Time as determined by the Board of Directors of the Surviving Corporation.  On the date of this Agreement, First Financial Bank and MainSource Bank entered into the agreement and plan of merger attached hereto as Exhibit B (the “Bank Merger Agreement”).  MainSource shall cause MainSource Bank, and First Financial shall cause First Financial Bank, to execute such articles of merger, certificates of merger and articles of combination and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) following the Effective Time at a time determined pursuant to this Section 1.10.

1.11                        Principal Executive Offices of Surviving Corporation.  The principal executive offices of First Financial as of the date of this Agreement shall be the principal executive offices of the Surviving Corporation.

ARTICLE II
EXCHANGE OF SHARES

2.1                               First Financial to Make Shares Available.  At or prior to the Effective Time, First Financial shall deposit, or shall cause to be deposited, with an exchange agent designated by First Financial and reasonably acceptable to MainSource (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, evidence of shares in book entry form (collectively, referred to herein as “certificates”), representing the shares of First Financial Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of First Financial Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of MainSource Common Stock.

2.2                               Exchange of Shares.

(a)                                 As promptly as practicable after the Effective Time, but in no event later than ten (10) calendar days thereafter, First Financial shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of MainSource Common Stock at the Effective Time that have been converted at the Effective Time into the right to receive First Financial Common Stock pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of First Financial Common Stock and any cash in lieu of fractional shares which the shares of MainSource Common Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of First Financial Common Stock to which such holder of MainSource Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates.  Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of First Financial Common Stock which the shares of MainSource Common Stock represented by such Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)                                 No dividends or other distributions declared with respect to First Financial Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II.  After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of First Financial Common Stock which the shares of MainSource Common Stock represented by such Certificate have been converted into the right to receive.

(c)                                  If any certificate representing shares of First Financial Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of First Financial Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)                                 After the Effective Time, there shall be no transfers on the stock transfer books of MainSource of the shares of MainSource Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of First Financial Common Stock as provided in this Article II.

(e)                                  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of First Financial Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to First Financial Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of First Financial.  In lieu of the issuance of any such fractional share, First Financial shall pay to each former shareholder of MainSource who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the daily closing-sale prices of First Financial Common Stock on the NASDAQ Stock Market LLC (“NASDAQ”) as reported by The Wall Street Journal for the twenty (20) consecutive trading days ending on the day immediately preceding the Closing Date by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of First Financial Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f)                                   Any portion of the Exchange Fund that remains unclaimed by the shareholders of MainSource for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former shareholders of MainSource who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of First Financial Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the First Financial Common Stock deliverable in respect of each former share of MainSource Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of First Financial, MainSource, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of MainSource Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)                                  First Financial shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of First Financial Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of MainSource Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law.  To the extent that amounts are so withheld by First Financial or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of MainSource Common Stock in respect of which the deduction and withholding was made by First Financial or the Exchange Agent, as the case may be.

(h)                                 In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by First Financial, the posting by such person of a bond in such amount as First Financial may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of First Financial Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

Except (i) as disclosed in the disclosure schedule delivered by MainSource to First Financial concurrently herewith (the “MainSource Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the MainSource Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by MainSource that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of Article III shall be deemed to qualify (1) any other section of Article III specifically referenced or cross-referenced and (2) other sections of Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any MainSource Reports filed by MainSource since December 31, 2013, and prior to the date hereof, including without limitation any information incorporated by reference into such reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), MainSource hereby represents and warrants to First Financial as follows:

3.1                               Corporate Organization.

(a)                                 MainSource is a corporation duly organized and validly existing under the laws of the State of Indiana and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (“BHC Act”) that has elected to be treated as a Financial Holding Company under the BHC Act.  MainSource has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  MainSource is duly licensed or qualified to do business and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MainSource.  As used in this Agreement, the term “Material Adverse Effect”

means, with respect to First Financial, MainSource or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including changes in prevailing interest rates, (D) public disclosure of the transactions contemplated hereby or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (E) the expenses incurred by MainSource or First Financial in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (F) changes proximately caused by the impact of the execution or announcement of the Agreement and the consummation of the transactions contemplated hereby on relationships with customers or employees (including the loss of personnel subsequent to the date of this Agreement); except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, or person of which (i) such first person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions or (ii) such first person is or directly or indirectly has the power to appoint a general partner, manager or managing member or others performing similar functions.  True and complete copies of the Amended and Restated Articles of Incorporation of MainSource (the “MainSource Articles”) and the Amended and Restated Bylaws of MainSource (the “MainSource Bylaws”), as in effect as of the date of this Agreement, have previously been made available by MainSource to First Financial.

(b)                                 Each Subsidiary of MainSource (a “MainSource Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MainSource and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of MainSource to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of MainSource that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. Section 3.1(b) of the MainSource Disclosure Schedule sets forth a true and complete list of all Subsidiaries of MainSource as of the date hereof.

3.2                               Capitalization.

(a)                                 The authorized capital stock of MainSource consists of 100,000,000 shares of MainSource Common Stock, no par value, and 400,000 shares of preferred stock, no par value, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 25,575,354 shares of MainSource Common Stock issued and outstanding, which number includes 101,939 shares of MainSource Common Stock granted in respect of outstanding MainSource Restricted Stock Awards (assuming achievement of any applicable performance goals at the maximum level), (ii) 54,425 shares of MainSource Common Stock granted in respect of outstanding MainSource Performance Share Units (assuming achievement of any applicable performance goals at the maximum level), (iii) 543,703 shares of MainSource Common Stock held in treasury, (iv) 110,417 shares of MainSource Common Stock reserved for issuance upon the exercise of outstanding MainSource Stock Options, (v) 573,256 shares of MainSource Common Stock reserved for issuance upon the exercise of MainSource Warrants, and (vi) no other shares of capital stock or other voting securities of MainSource issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of MainSource Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of MainSource may vote.  Other than the MainSource Trust Preferred Securities and the MainSource Junior Subordinated Debentures there are no trust preferred or subordinated debt securities of MainSource that are issued or outstanding.

Other than MainSource Stock Options, MainSource Performance Share Units, and MainSource Warrants, in each case, issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating MainSource to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the MainSource Common Stock or other equity interests of MainSource, other than the Voting Agreements.  Section 3.2(a) of the MainSource Disclosure Schedule sets forth a true, correct and complete list of all MainSource Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (A) the name of each holder, (B) the number of shares subject to each such MainSource Equity Award, (C) the grant date of each such MainSource Equity Award, (D) the MainSource Stock Plan under which such MainSource Equity Award was granted, (E) the exercise price for each such MainSource Equity Award that is a MainSource Stock Option, and (F) the expiration date for each such MainSource Equity Award that is a MainSource Stock Option.  Other than the MainSource Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of MainSource or any of its Subsidiaries) are outstanding.

(b)                                 MainSource owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the MainSource Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. §55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No MainSource Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3                               Authority; No Violation.

(a)                                 MainSource has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of MainSource.  The Board of Directors of MainSource has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of

MainSource and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to MainSource’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of MainSource Common Stock (the “Requisite MainSource Vote”), and the adoption and approval of the Bank Merger Agreement by MainSource Bank and MainSource as its sole shareholder, no other corporate proceedings on the part of MainSource are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by MainSource and (assuming due authorization, execution and delivery by First Financial) constitutes a valid and binding obligation of MainSource, enforceable against MainSource in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)                                 Neither the execution and delivery of this Agreement by MainSource nor the consummation by MainSource of the transactions contemplated hereby, including the Bank Merger, nor compliance by MainSource with any of the terms or provisions hereof, will (i) violate any provision of the MainSource Articles or the MainSource Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MainSource or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of MainSource or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MainSource or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MainSource.

(c)                                  MainSource Bank has adopted the Bank Merger Agreement, MainSource, as the sole shareholder of MainSource Bank, shall, promptly hereafter, approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by MainSource Bank.

3.4                         Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the Indiana Department of Financial Institutions (the “IDFI”) and the Ohio Division of Financial Institutions (“ODFI”) in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the MainSource Disclosure Schedule or Section 4.4 of the First Financial Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of MainSource’s and First Financial’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by First Financial in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (vi) the filing of the Articles of Merger with the Indiana Secretary pursuant to the IBCL and the certificate of merger with the Ohio Secretary pursuant to the OGCL and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Financial Common Stock pursuant to this Agreement and the approval of the listing of such First Financial Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by MainSource of this Agreement or (B) the consummation by MainSource of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, MainSource is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.5                         Reports.  MainSource and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the IDFI, (vi) any foreign regulatory authority and (vii) any self-regulatory organization (an “SRO”) ((i) — (vii), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MainSource.  Except as set forth on Section 3.5 of the MainSource Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of MainSource and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of MainSource, investigation into the business or operations of MainSource or any of its Subsidiaries since January 1, 2014, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of MainSource or any of its Subsidiaries and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of MainSource or any of its Subsidiaries since January 1, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource.

3.6                         Financial Statements.

(a)                                 The financial statements of MainSource and its Subsidiaries included (or incorporated by reference) in the MainSource Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of MainSource and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of MainSource and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of MainSource and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned (or informed MainSource that it intends to resign) or been dismissed as independent public accountants of MainSource as a result of or in connection with any disagreements with MainSource on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource, neither MainSource nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of MainSource included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of MainSource and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of MainSource or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on MainSource.  MainSource (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to MainSource, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of MainSource by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to MainSource’s outside auditors and the audit committee of MainSource’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect MainSource’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in MainSource’s internal controls over financial reporting.  These disclosures were made in writing by management to MainSource’s auditors and audit committee and a copy has previously been made available to First Financial.  There is no reason to believe that MainSource’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2014, (i) neither MainSource nor any of its Subsidiaries, nor, to the knowledge of MainSource, any director, officer, auditor, accountant or representative of MainSource or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of MainSource or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MainSource or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MainSource or any of its Subsidiaries, whether or not employed by MainSource or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MainSource or any of its officers, directors, employees or agents to the Board of Directors of MainSource or any committee thereof or to the knowledge of MainSource, to any director or officer of MainSource.

3.7                         Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc. (“KBW”), neither MainSource nor any MainSource Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  MainSource has disclosed to First Financial as of the date hereof the aggregate fees provided for in connection with the engagement by MainSource of KBW, related to the Merger and the other transactions contemplated hereunder.

3.8                         Absence of Certain Changes or Events.

(a)                                 Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource.

(b)                                 Except as set forth on Section 3.8 of the MainSource Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2016, MainSource and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

3.9                         Legal Proceedings.

(a)                                 Except as set forth on Section 3.9 of the MainSource Disclosure Schedule and except as would not reasonably be expected to result in a Material Adverse Effect on MainSource, neither MainSource nor any of its Subsidiaries is a party to any, and there are no pending or, to MainSource’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MainSource or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon MainSource, any of its Subsidiaries or the assets of MainSource or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates), that would reasonably be expected to be material to MainSource and its Subsidiaries, taken as a whole.

3.10                  Taxes and Tax Returns.

(a)                                 Each of MainSource and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither MainSource nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).  All material Taxes of MainSource and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of MainSource and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither MainSource nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  Except as set forth on Section 3.10(a) of the MainSource Disclosure Schedule, the federal income Tax Returns of MainSource and its Subsidiaries for all years to and including 2016 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither MainSource nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of MainSource and its Subsidiaries or the assets of MainSource and its Subsidiaries.  MainSource has made available to First Financial true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither MainSource nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among MainSource and its Subsidiaries).  Neither MainSource nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was MainSource) or (B) has any liability for the Taxes of any person (other than MainSource or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither MainSource nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under

Section 355 of the Code.  Neither MainSource nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has MainSource been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)                                 As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)                                  As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11                  Employee Benefits; Employees.

(a)                                 Section 3.11(a) of the MainSource Disclosure Schedule lists all material MainSource Benefit Plans.  For purposes of this Agreement, “MainSource Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other contracts or agreements to or with respect to which MainSource or any MainSource Subsidiary, including but not limited to those with respect to which FCB Bancorp, Inc. or any FCB Bancorp Subsidiary was a party, or any trade or business of MainSource or any of its Subsidiaries, whether or not incorporated, all of which together with MainSource would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “MainSource ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by MainSource or any of its Subsidiaries or any MainSource ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of MainSource or any of its Subsidiaries or any MainSource ERISA Affiliate.

(b)                                 MainSource has heretofore made available to First Financial true and complete copies of each of the MainSource Benefit Plans and certain related documents, including, but not limited to, (i) all summary plan descriptions, amendments, modifications or material supplements to any MainSource Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last three (3) plan years, (iii) the most recently received IRS determination letter, if any, relating to a MainSource Benefit Plan, (iv) the most recently prepared actuarial report for each MainSource Benefit Plan (if applicable) for each of the last three (3) years, and (v) all material correspondence to or from any Governmental Entity received in the last three (3) years with respect to such MainSource Benefit Plan.

(c)                                  Each MainSource Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Except as set forth on Section 3.11(c) of the MainSource Disclosure Schedule, within the past three (3) years, neither MainSource nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any MainSource Benefit Plan, and neither MainSource nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d)                                 Section 3.11(d) of the MainSource Disclosure Schedule identifies each MainSource Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “MainSource Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each MainSource Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of MainSource, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any MainSource Qualified Plan or the related trust or increase the costs relating thereto.  No MainSource Qualified Plan, other than the MainSource Financial Group, Inc. 401(k) and Employee Stock Ownership Plan (as Amended and Restated generally effective as of January, 1, 2016) (the “MainSource 401(k) Plan”), owns MainSource Common Stock.

(e)                                  Each MainSource Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(f)                                   With respect to each MainSource Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such MainSource Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such MainSource Benefit Plan’s actuary with respect to such MainSource Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such MainSource Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by MainSource or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such MainSource Benefit Plan.

(g)                                  None of MainSource and its Subsidiaries nor any MainSource ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of MainSource and its Subsidiaries nor any MainSource ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(h)                                 Except as set forth in Section 3.11(h) of the MainSource Disclosure Schedule, neither MainSource nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any MainSource Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(i)                                     All contributions required to be made to any MainSource Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any MainSource Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of MainSource.

(j)                                    There are no pending or, to the knowledge of MainSource, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to MainSource’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the MainSource Benefit Plans, any fiduciaries thereof with respect to their duties to the MainSource Benefit Plans or the assets of any of the trusts under any of the MainSource Benefit Plans that could reasonably be expected to result in any material liability of MainSource or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a MainSource Benefit Plan, or any other party.

(k)                                 None of MainSource and its Subsidiaries nor, to the knowledge of MainSource, any MainSource ERISA Affiliate or other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the MainSource Benefit Plans or their related trusts, MainSource, any of its Subsidiaries, any MainSource ERISA Affiliate or any person that MainSource or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l)                                     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of MainSource or any of its Subsidiaries, or result in any limitation on the right of MainSource or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any MainSource Benefit Plan or related trust.  Except as set forth on Section 3.11(l) of the MainSource Disclosure Schedule, without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by MainSource or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither MainSource nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require MainSource or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(m)                             No MainSource Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise.  MainSource has made available to First Financial true, correct and complete copies of Section 280G calculations (whether or not final) with respect to any disqualified individual in connection with the transactions contemplated hereby.

(n)                                 There are no pending or, to MainSource’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against MainSource or any of its Subsidiaries, or any strikes or other material labor disputes against MainSource or any of its Subsidiaries.  Neither MainSource nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of MainSource or any of its Subsidiaries and, to the knowledge of MainSource, there are no organizing efforts by any union or other group seeking to represent any employees of MainSource or any of its Subsidiaries.

3.12                  SEC Reports.  No communication mailed by MainSource to its shareholders since December 31, 2014 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since December 31, 2014 by MainSource pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “MainSource Reports”), as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2014, as of their respective dates, all MainSource Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of MainSource has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the MainSource Reports.

3.13                  Compliance with Applicable Law.  MainSource and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on MainSource, and to the knowledge of MainSource no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  MainSource and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MainSource or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit

Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  MainSource Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of MainSource, or its Subsidiaries, or to the knowledge of MainSource, any director, officer, employee, agent or other person acting on behalf of MainSource or any of its Subsidiaries has, directly or indirectly, (i) used any funds of MainSource or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of MainSource or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of MainSource or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of MainSource or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for MainSource or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for MainSource or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.14                  Certain Contracts.

(a)                                 Except as set forth in Section 3.14(a) of the MainSource Disclosure Schedule, as of the date hereof, neither MainSource nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Financial, MainSource, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iv) which restricts MainSource’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by MainSource or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (v) with or to a labor union or guild

(including any collective bargaining agreement), (vi) any of the benefits of which contract, arrangement, commitment or understanding (not including any stock option plan, stock appreciation rights plan, restricted stock plan, performance share unit plan, stock purchase plan, and related agreements, all of which are listed on Section 3.2(a) of the MainSource Disclosure Schedule) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vii) that relates to the incurrence of indebtedness by MainSource or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $400,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (viii) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of MainSource or its Subsidiaries or (ix) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $150,000 per annum (other than any such contracts which are terminable by MainSource or any of its Subsidiaries on sixty (60) calendar days or less notice without any required payment or other conditions, other than the condition of notice).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not set forth in the MainSource Disclosure Schedule, is referred to herein as a “MainSource Contract,” and neither MainSource nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource.

(b)                                 Each MainSource Contract is valid and binding on MainSource or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MainSource.  MainSource and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each MainSource Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MainSource.  To MainSource’s knowledge each third-party counterparty to each MainSource Contract has in all material respects performed all obligations required to be performed by it to date under such MainSource Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MainSource, and no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of MainSource or any of its Subsidiaries under any such MainSource Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MainSource.

3.15                  Agreements with Regulatory Agencies.  Except as set forth on Section 3.15 of the MainSource Disclosure Schedule, neither MainSource nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the MainSource Disclosure Schedule, a “MainSource Regulatory Agreement”), nor has MainSource or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of MainSource or any of its Subsidiaries in any material respect.

3.16                  Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of MainSource, any of its Subsidiaries or for the account of a customer of MainSource or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of MainSource or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  MainSource and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to MainSource’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17                  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on MainSource, MainSource and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  Except as set forth on Section 3.17 of the MainSource Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of MainSource any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on MainSource or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against MainSource, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource.  To the knowledge of MainSource, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource.  MainSource is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on MainSource.

3.18                  Investment Securities and Commodities.

(a)                                 Each of MainSource and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of MainSource or its Subsidiaries.  Such securities and commodities are valued on the books of MainSource in accordance with GAAP in all material respects.

(b)                                 MainSource and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that MainSource believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, MainSource has made available to First Financial the material terms of such policies, practices and procedures.

3.19                  Real Property.  MainSource or a MainSource Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the MainSource Reports as being owned by MainSource or a MainSource Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “MainSource Owned Properties”), free and clear of all material Liens, except statutory Liens securing payments not yet due, Liens for real property Taxes not yet due and payable, easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such MainSource Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “MainSource Leased Properties” and, collectively with the MainSource Owned Properties, the “MainSource Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to MainSource’s knowledge, the lessor.  Except as set forth on Section 3.19 of the MainSource Disclosure Schedule, there are no pending or, to the knowledge of MainSource, threatened condemnation proceedings against the MainSource Real Property.

3.20                  Intellectual Property.  MainSource and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on MainSource: (i) (A) the use of any Intellectual Property by MainSource and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which MainSource or any MainSource Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to MainSource that MainSource or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of MainSource or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to MainSource or its Subsidiaries, and (iii) neither MainSource nor any MainSource Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by MainSource or any MainSource Subsidiary, and MainSource and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by MainSource and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.21                  Related Party Transactions.  Except as set forth in Section 3.21 of the MainSource Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between MainSource or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of MainSource or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding MainSource Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of MainSource) on the other hand, except those of a type available to employees of MainSource or its Subsidiaries generally.

3.22                  State Takeover Laws.  No “moratorium,” “fair price,” “business combination,” “control share acquisition,” “interested shareholder”, “affiliate transactions”, or similar provision of any state anti-takeover Law (any such laws, “Takeover Statutes”) is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the IBCL or federal law.

3.23                  Reorganization.  MainSource has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.24                  Opinion.  Prior to the execution of this Agreement, the board of directors of MainSource has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of MainSource Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.25                  MainSource Information.  The information relating to MainSource and its Subsidiaries which is provided by MainSource or its representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to First Financial or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

3.26                  Loan Portfolio.

(a)                                 As of the date hereof, except as set forth in Section 3.26(a) of the MainSource Disclosure Schedule, neither MainSource nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which MainSource or any Subsidiary of MainSource is a creditor which as of June 30, 2017, had an outstanding balance of $250,000 or more and under the terms of which the obligor was, as of June 30, 2017, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 3.26(a) of the MainSource Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of MainSource and its Subsidiaries that, as of June 30, 2017, were classified by MainSource as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount of and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of MainSource or any of its Subsidiaries that, as of June 30, 2017, is classified as “Other Real Estate Owned” and the book value thereof.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect on MainSource, each Loan of MainSource and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of MainSource and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)                                  Except as would not reasonably be expected to have a Material Adverse Effect on MainSource, each outstanding Loan of MainSource and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of MainSource and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(d)                                 Except as set forth in Section 3.26(d) of the MainSource Disclosure Schedule, none of the agreements pursuant to which MainSource or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(e)                                  There are no outstanding Loans made by MainSource or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of MainSource or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f)                                   Neither MainSource nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.27                  Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on MainSource, MainSource and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of MainSource reasonably has determined to be prudent and consistent with industry practice, and MainSource and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of MainSource and its Subsidiaries, MainSource or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.28                  Trust Preferred Securities.  MainSource has performed, or has caused each MainSource Trust to perform, all of the obligations required to be performed by it and is not in default under the terms of the MainSource Junior Subordinated Debentures or the MainSource Trust Preferred Securities or any agreements related thereto.

3.29                  Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on MainSource, to the knowledge of MainSource, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of MainSource and its Subsidiaries.

3.30                  No Dissenters’ Rights.  Shareholders of MainSource are not entitled to any dissenters’ rights under Section 23-1-44-8 of the IBCL.

3.31                  No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by MainSource in this Article III, neither MainSource nor any other person makes any express or implied representation or warranty with respect to MainSource, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and MainSource hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither MainSource nor any other person makes or has made any representation or warranty to First Financial or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to MainSource, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by MainSource in this Article III, any oral or written information presented to First Financial or any of its affiliates or representatives in the course of their due diligence investigation of MainSource, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 MainSource acknowledges and agrees that neither First Financial nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FIRST FINANCIAL

Except (i) as disclosed in the disclosure schedule delivered by First Financial to MainSource concurrently herewith (the “First Financial Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the First Financial Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by First Financial that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of Article IV shall be deemed to qualify (1) any other section of Article IV specifically referenced or cross-referenced and (2) other sections of Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any First Financial Reports filed by First Financial since December 31, 2013, and prior to the date hereof, including without limitation any information incorporated by reference into such reports (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), First Financial hereby represents and warrants to MainSource as follows:

4.1                         Corporate Organization.

(a)                                 First Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the BHC Act.  First Financial has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  First Financial is duly licensed or qualified to do business, and, where such concept is recognized under applicable law, is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Financial.  True and complete copies of the First Financial Articles and First Financial Regulations, as in effect as of the date of this Agreement, have previously been made available by First Financial to MainSource.

(b)                                 Each Subsidiary of First Financial (a “First Financial Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Financial and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of First Financial to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of First Financial that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the First Financial Disclosure Schedule sets forth a true and complete list of all Subsidiaries of First Financial as of the date hereof.

4.2                         Capitalization.

(a)                                 The authorized capital stock of First Financial consists of 160,000,000 shares of First Financial Common Stock, no par value, and 10,000,000 shares of preferred stock, of which no shares of preferred stock are issued or outstanding.  As of the date of this Agreement, there are (i) 68,730,731 shares of First Financial Common Stock issued and 62,142,112 shares of First Financial Common Stock outstanding, including 460,091 shares of First Financial

Common Stock granted in respect of outstanding awards of restricted First Financial Common Stock under a First Financial Stock Plan (as defined below) (a “First Financial Restricted Stock Award”), and excluding 125,562 shares of First Financial Common Stock that may become outstanding if the performance conditions under which such shares were granted are subsequently achieved, (ii) 6,588,619 shares of First Financial Common Stock held in treasury, (iii) 55,118 shares of First Financial Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of First Financial Common Stock granted under a First Financial Stock Plan (“First Financial Stock Options” and, together with the First Financial Restricted Stock Awards, the “First Financial Equity Awards”), (iv) 2,157,459 shares of First Financial Common Stock reserved for issuance pursuant to future grants under the First Financial Stock Plans, (v) 112,233 shares of First Financial Common Stock reserved for issuance upon the exercise of First Financial warrants (the “First Financial Warrants”) and (vi) no other shares of capital stock or other voting securities of First Financial issued, reserved for issuance or outstanding.  As used herein, the “First Financial Stock Plans” shall mean all employee and director equity incentive plans of First Financial in effect as of the date of this Agreement and agreements for equity awards in respect of First Financial Common Stock granted by First Financial under the inducement grant exception.  All of the issued and outstanding shares of First Financial Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of First Financial may vote.  No trust preferred or subordinated debt securities of First Financial are issued or outstanding.  Other than the First Financial Warrants and First Financial Equity Awards issued prior to the date of this Agreement, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating First Financial to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the First Financial Common Stock or other equity interests of First Financial, other than the Voting Agreements.  Other than the First Financial Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of First Financial or any of its Subsidiaries) are outstanding.

(b)                                 First Financial owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the First Financial Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No First Financial Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3                         Authority; No Violation.

(a)                                 First Financial has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of First Financial.  The Board of Directors of First Financial has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of First Financial and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to First Financial’s shareholders for adoption at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for the adoption of this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of First Financial Common Stock (the “Requisite First Financial Vote”) and the adoption and approval of the Bank Merger Agreement by First Financial Bank and First Financial as its sole shareholder, and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of First Financial are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by First Financial and (assuming due authorization, execution and delivery by MainSource) constitutes a valid and binding obligation of First Financial, enforceable against First Financial in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of First Financial Common Stock to be issued in the Merger have been validly authorized (subject to the adoption of the Merger Agreement by the holders of First Financial Common Stock), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of First Financial will have any preemptive right or similar rights in respect thereof.

(b)                                 Neither the execution and delivery of this Agreement by First Financial, nor the consummation by First Financial of the transactions contemplated hereby, including the Bank Merger, nor compliance by First Financial with any of the terms or provisions hereof, will (i) violate any provision of the First Financial Articles or the First Financial Regulations, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to First Financial, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of First Financial or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which First Financial or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (y) above) for such violations, conflicts, breaches or defaults which either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect on First Financial.

(c)                                  First Financial Bank has adopted the Bank Merger Agreement, First Financial, as the sole shareholder of First Financial Bank, shall promptly hereafter approve the Bank Merger Agreement, and the Bank Merger Agreement has been duly executed by First Financial Bank.

4.4                         Consents and Approvals.  Except for (i) the filing of applications, filings and notices, as applicable, with NASDAQ, (ii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (iii) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board, the ODFI and the IDFI in connection with the Bank Merger, including under the Bank Merger Act, and approval of such applications, filings and notices, (iv) the filing of any required applications, filings or notices with any state banking authorities listed on Section 3.4 of the MainSource Disclosure Schedule or Section 4.4 of the First Financial Disclosure Schedule and approval of such applications, filings and notices, (v) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (vi) the filing of the Articles of Merger with the Indiana Secretary pursuant to the IBCL and the certificate of merger with the Ohio Secretary pursuant to the OGCL, and the filing of the Bank Merger Certificates, and (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of First Financial Common Stock pursuant to this Agreement and the approval of the listing of such First Financial Common Stock on NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by First Financial of this Agreement or (B) the consummation by First Financial of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, First Financial is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.5                         Reports.  First Financial and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2014 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.  Except as set forth on Section 4.5 of the First Financial Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the ordinary course of business of First Financial and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of First Financial, investigation into the business or operations of First Financial or any of its Subsidiaries since January 1, 2014, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of First Financial or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of First Financial or any of its Subsidiaries since January 1, 2014, in each case, which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

4.6                         Financial Statements.

(a)                                 The financial statements of First Financial and its Subsidiaries included (or incorporated by reference) in the First Financial Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of First Financial and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of First Financial and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of First Financial and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Crowe Horwath LLP has not resigned (or informed First Financial that it intends to resign) or been dismissed as independent public accountants of First Financial as a result of or in connection with any disagreements with First Financial on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)                                 Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial, neither First Financial nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of First Financial included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since March 31, 2017, or in connection with this Agreement and the transactions contemplated hereby.

(c)                                  The records, systems, controls, data and information of First Financial and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of First Financial or its Subsidiaries or accountants (including all means of access thereto and therefrom),except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on First Financial.  First Financial (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to First Financial, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of First Financial by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to First Financial’s outside auditors and the audit committee of First Financial’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect First Financial’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in First Financial’s internal controls over financial reporting.  These disclosures were made in writing by management to First Financial’s auditors and audit committee and a copy has previously been made available to MainSource.  There is no reason to believe that First Financial’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Since January 1, 2014, (i) neither First Financial nor any of its Subsidiaries, nor, to the knowledge of First Financial, any director, officer, auditor, accountant or representative of First Financial or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of First Financial or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that First Financial or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing First Financial or any of its Subsidiaries, whether or not employed by First Financial or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by First Financial or any of its officers, directors, employees or agents to the Board of Directors of First Financial or any committee thereof or to the knowledge of First Financial, to any director or officer of First Financial.

4.7                         Broker’s Fees.  With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither First Financial nor any First Financial Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  First Financial has disclosed to MainSource as of the date hereof the aggregate fees provided for in connection with the engagement by First Financial of Sandler O’Neill + Partners, L.P., related to the Merger and the other transactions contemplated hereunder.

4.8                         Absence of Certain Changes or Events.

(a)                                 Since December 31, 2016, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

(b)                                 Except as set forth on Section 4.8 of the First Financial Disclosure Schedule, and in connection with matters related to this Agreement, since December 31, 2016, First Financial and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.9                         Legal Proceedings.

(a)                                 Except as would not reasonably be expected to result in a Material Adverse Effect on First Financial, neither First Financial nor any of its Subsidiaries is a party to any, and there are no pending or, to First Financial’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against First Financial or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)                                 There is no injunction, order, judgment, decree, or regulatory restriction imposed upon First Financial, any of its Subsidiaries or the assets of First Financial or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to First Financial and its Subsidiaries, taken as a whole.

4.10                  Taxes and Tax Returns.  Each of First Financial and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither First Financial nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business).  All material Taxes of First Financial and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of First Financial and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither First Financial nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of First Financial and its Subsidiaries for all years to and including 2016 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither First Financial nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of First Financial and its Subsidiaries or the assets of First Financial and its Subsidiaries.  First Financial has made available to MainSource true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither First Financial nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among First Financial and its Subsidiaries).  Neither First Financial nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was First Financial) or (B) has any liability for the Taxes of any person (other than First Financial or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither First Financial nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section

355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither First Financial nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(1).  At no time during the past five (5) years has First Financial been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11                  Employee Benefits; Employees.

(a)                                 Section 4.11(a) of the First Financial Disclosure Schedule lists all material First Financial Benefit Plans.  For purposes of this Agreement, “First Financial Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, or other benefit plans, programs or arrangements with respect to which First Financial or any First Financial Subsidiary or any trade or business of First Financial or any of its Subsidiaries, whether or not incorporated, all of which together with First Financial would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “First Financial ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by First Financial or any of its Subsidiaries or any First Financial ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor of First Financial or any of its Subsidiaries or any First Financial ERISA Affiliate.

(b)                                 Each First Financial Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.  Within the past three (3) years, neither First Financial nor any of its Subsidiaries has taken any corrective action or made a filing under any voluntary correction program of the IRS, Department of Labor or any other Governmental Entity with respect to any First Financial Benefit Plan, and neither First Financial nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(c)                                  Section 4.11(c) of the First Financial Disclosure Schedule identifies each First Financial Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “First Financial Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each First Financial Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of First Financial, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any First Financial Qualified Plan or the related trust or increase the costs relating thereto.  Except as set forth on Section 4.11(c) of the

First Financial Disclosure Schedule, no First Financial Qualified Plan owns First Financial Common Stock.

(d)                                 Each First Financial Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.

(e)                                  With respect to each First Financial Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) the present value of accrued benefits under such First Financial Benefit Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such First Financial Benefit Plan’s actuary with respect to such First Financial Benefit Plan, did not, as of its latest valuation date, exceed the then current fair market value of the assets of such First Financial Benefit Plan allocable to such accrued benefits, (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iv) all premiums to the PBGC have been timely paid in full, except as set forth on Section 4.11(e) of the First Financial Disclosure Schedule, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by First Financial or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such First Financial Benefit Plan.

(f)                                   Except as set forth on Section 4.11(f) of the First Financial Disclosure Schedule, none of First Financial and its Subsidiaries nor any First Financial ERISA Affiliate has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a Multiemployer Plan or a Multiple Employer Plan, and none of First Financial and its Subsidiaries nor any First Financial ERISA Affiliate has incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.

(g)                                  Neither First Financial nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code. No trust funding any First Financial Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(h)                                 All contributions required to be made to any First Financial Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any First Financial Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of First Financial.

(i)                                     There are no pending or, to the knowledge of First Financial, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to First Financial’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the First Financial Benefit Plans, any fiduciaries thereof with respect to their duties to the First Financial Benefit Plans or the assets of any of the trusts under any of the First Financial Benefit Plans that could reasonably be expected to result in any material liability of First Financial or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a First Financial Benefit Plan, or any other party.

(j)                                    None of First Financial and its Subsidiaries nor, to the knowledge of First Financial, any First Financial ERISA Affiliate or other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the First Financial Benefit Plans or their related trusts, First Financial, any of its Subsidiaries, any First Financial ERISA Affiliate or any person that First Financial or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(k)                                 There are no pending or, to First Financial’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against First Financial or any of its Subsidiaries, or any strikes or other material labor disputes against First Financial or any of its Subsidiaries.  Neither First Financial nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of First Financial or any of its Subsidiaries and, to the knowledge of First Financial, there are no organizing efforts by any union or other group seeking to represent any employees of First Financial or any of its Subsidiaries.

4.12                  SEC Reports. No communication mailed by First Financial to its shareholders since December 31, 2014 and prior to the date hereof nor any final registration statement, prospectus, report, schedule or definitive proxy statement filed with or furnished to the SEC since December 31, 2014 by First Financial pursuant to the Securities Act or the Exchange Act (the “First Financial Reports”) as of the date thereof

(and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  Since December 31, 2014, as of their respective dates, all First Financial Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of First Financial has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the First Financial Reports.

4.13                  Compliance with Applicable Law.  First Financial and each of its Subsidiaries hold, and have at all times since December 31, 2014, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on First Financial, and to the knowledge of First Financial no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  First Financial and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to First Financial or any of its Subsidiaries, including without limitation all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  First Financial Bank has a Community Reinvestment Act rating of “satisfactory” or better.  Without limitation, none of First Financial, or its Subsidiaries, or to the knowledge of First Financial, any director, officer, employee, agent or other person acting on behalf of First Financial or any of its

Subsidiaries has, directly or indirectly, (i) used any funds of First Financial or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (ii) made any unlawful payment to foreign domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of First Financial or any of its Subsidiaries, (iii) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (iv) established or maintained any unlawful fund of monies or other assets of First Financial or any of its Subsidiaries, (v) made any fraudulent entry on the books or records of First Financial or any of its Subsidiaries, or (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for First Financial or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for First Financial or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

4.14                  Certain Contracts.

(a)                                 Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which First Financial or any of its Subsidiaries is a party or by which First Financial or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by First Financial, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto. Except as set forth in Section 4.14(a) of the First Financial Disclosure Schedule or as filed by First Financial with the SEC, as of the date hereof, neither First Financial nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) with respect to the employment of any directors, officers or employees, other than in the ordinary course of business consistent with past practice, (ii) which, upon the execution or delivery of this Agreement, shareholder adoption of this Agreement or the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from First Financial, First Financial, the Surviving Corporation, or any of their respective Subsidiaries to any officer or employee thereof, (iii) which restricts First Financial’s ability to compete or contains a client or customer non-solicit requirement or any other provision, in each case, that materially restricts the conduct of any line of business by First Financial or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (iv) with or to a labor union or guild (including any collective bargaining agreement), (v) any of the benefits of which contract, arrangement, commitment or understanding

(including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan) will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of the execution and delivery of this Agreement, shareholder adoption of this Agreement or the consummation of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, and (vi) that relates to the incurrence of indebtedness by First Financial or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) in the principal amount of $1,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions. Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not set forth in the First Financial Disclosure Schedule or filed by First Financial with the SEC, is referred to herein as a “First Financial Contract,” and neither First Financial nor any of its Subsidiaries knows of, or has received notice of, any violation of the above by any of the other parties thereto which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

(b)                                 Each First Financial Contract is valid and binding on First Financial or one of its Subsidiaries, as applicable, and in full force and effect, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.  First Financial and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each First Financial Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.  To First Financial’s knowledge each third-party counterparty to each First Financial Contract has in all material respects performed all obligations required to be performed by it to date under such First Financial Contract, except where such noncompliance, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial, and  no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material default on the part of First Financial or any of its Subsidiaries under any such First Financial Contract, except where such default, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on First Financial.

4.15                  Agreements with Regulatory Agencies.  Neither First Financial nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2014, a recipient of any supervisory letter from, or since January 1, 2014, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the First Financial Disclosure Schedule, a “First Financial Regulatory Agreement”), nor has First Financial or any of its Subsidiaries been advised since January 1, 2014, by any Regulatory Agency or other Governmental Entity of any potential action that could restrict the business of First Financial or any of its Subsidiaries in any material respect.

4.16                  Risk Management Instruments.  All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of First Financial, any of its Subsidiaries or for the account of a customer of First Financial or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of First Financial or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect.  First Financial and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to First Financial’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.17                  Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on First Financial, First Financial and its Subsidiaries are in compliance, and have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to the Environmental Laws.  Except as set forth on Section 4.17 of the First Financial Disclosure Schedule, there are no legal, administrative, arbitral or other proceedings, claims or actions, or to the knowledge of First Financial any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on First Financial or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against First Financial, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.  To the knowledge of First Financial, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.  First Financial is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to the foregoing that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on First Financial.

4.18                  Investment Securities and Commodities.

(a)                                 Each of First Financial and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of First Financial or its Subsidiaries.  Such securities and commodities are valued on the books of First Financial in accordance with GAAP in all material respects.

(b)                                 First Financial and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that First Financial believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, First Financial has made available to MainSource the material terms of such policies, practices and procedures.

4.19                  Real Property.  First Financial or a First Financial Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the First Financial Reports as being owned by First Financial or a First Financial Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice) (the “First Financial Owned Properties”), free and clear of all material Liens, except for Permitted Encumbrances, and is the lessee of all leasehold estates reflected in the latest audited financial statements included in such First Financial Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “First Financial Leased Properties” and, collectively with the First Financial Owned Properties, the “First Financial Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to First Financial’s knowledge, the lessor.  There are no pending or, to the knowledge of First Financial, threatened condemnation proceedings against the First Financial Real Property.

4.20                  Intellectual Property.  First Financial and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected to have a Material Adverse Effect on First Financial: (i) (A) the use of any Intellectual Property by First Financial and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which First Financial or any First Financial Subsidiary acquired the right to use any Intellectual Property, and (B) no person has asserted to First Financial that First Financial or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (ii) no person is challenging, infringing on or otherwise violating any right of First Financial or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to First Financial or its Subsidiaries, and (iii) neither First Financial nor any First Financial Subsidiary has received any notice of any pending claim with respect to any Intellectual Property owned by First Financial or any First Financial Subsidiary, and First Financial and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by First Financial and its Subsidiaries.

4.21                  Related Party Transactions.  Except as set forth in Section 4.21 of the First Financial Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between First Financial or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of First Financial or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding First Financial Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of First Financial) on the other hand, except those of a type available to employees of First Financial or its Subsidiaries generally.

4.22                  State Takeover Laws.  No Takeover Statute is applicable to this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement under the OGCL or federal law.

4.23                  Reorganization.  First Financial has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.24                  Opinion.  Prior to the execution of this Agreement, the board of directors of First Financial has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Sandler O’Neill + Partners, L.P. to the effect that as of the date of such opinion and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio is fair from a financial point of view to First Financial.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.25                  First Financial Information.  The information relating to First Financial and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to First Financial and its Subsidiaries that is provided by First Financial or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to MainSource or any of its

Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to MainSource or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.26                  Loan Portfolio.

(a)                                 Except as would not reasonably be expected to have a Material Adverse Effect on First Financial, each Loan of First Financial and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of First Financial and its Subsidiaries as secured Loans, has been secured by valid charges, mortgages, pledges, security interests, restrictions, claims, liens or encumbrances, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)                                 Except as would not reasonably be expected to have a Material Adverse Effect on First Financial, each outstanding Loan of First Financial and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of First Financial and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(c)                                  Except as set forth in Section 4.26(c) of the First Financial Disclosure Schedule, none of the agreements pursuant to which First Financial or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(d)                                 There are no outstanding Loans made by First Financial or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of First Financial or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(e)                                  Neither First Financial nor any of its Subsidiaries is now nor has it ever been since December 31, 2013, subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

4.27                  Insurance.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on First Financial, First Financial and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of First Financial reasonably has determined to be prudent and consistent with industry practice, and First Financial and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of First Financial and its Subsidiaries, First Financial or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

4.28                  Information Security.  Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on First Financial, to the knowledge of First Financial, since January 1, 2014, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of First Financial and its Subsidiaries.

4.29                  No Dissenters’ Rights.  Shareholders of First Financial are not entitled to any dissenters’ rights under Section 1701.84 of the OGCL.

4.30                  No Other Representations or Warranties.

(a)                                 Except for the representations and warranties made by First Financial in this Article IV, neither First Financial nor any other person makes any express or implied representation or warranty with respect to First Financial, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and First Financial hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither First Financial nor any other person makes or has made any representation or warranty to MainSource or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to First Financial, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by First Financial in this Article IV, any oral or written information presented to MainSource or any of its affiliates or representatives in the course of their due diligence investigation of First Financial, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)                                 First Financial acknowledges and agrees that neither MainSource nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1                         Conduct of Business Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the First Financial Disclosure Schedule or the MainSource Disclosure Schedule), as required by law, or as consented to in writing by First Financial, with respect to MainSource, or as consented to in writing by MainSource, with respect to First Financial (in each case such consent not to be unreasonably withheld, conditioned or delayed), First Financial and MainSource each shall, and shall cause their respective Subsidiaries to, conduct their respective business in the ordinary course consistent with past practice in all material respects, use reasonable best efforts to maintain and preserve intact their respective business organization, employees and advantageous business relationships, and take no action that would reasonably be expected to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform their respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2                         MainSource Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the MainSource Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, MainSource shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of First Financial (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of MainSource or any of its wholly-owned Subsidiaries to MainSource or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by MainSource in the ordinary course of business consistent with past practice at a dividend payout ratio between 30% and 40%, excluding the impact of any nonrecurring expenses incurred by MainSource relating to the Merger or the acquisition by MainSource of FCB Bancorp, Inc.,  (B) dividends paid by any of the Subsidiaries of MainSource to MainSource or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of MainSource Common Stock as payment for the exercise price of MainSource Stock Options or for withholding taxes incurred in connection with the exercise of MainSource Stock Options or the vesting or settlement of MainSource Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)                               other than as set forth in Section 5.2(b)(iii) of the MainSource Disclosure Schedule or other than in the ordinary course of business consistent with past practice, grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              except as contemplated in Section 5.2(b)(iii), issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.2(c) of the MainSource Disclosure Schedule;

(d)                                 except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of MainSource;

(e)                                  terminate, materially amend, or waive any material provision of, any MainSource Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to MainSource, or enter into any contract that would constitute a MainSource Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;

(f)                                   except: (1) for transactions in the ordinary course of business consistent with past practice; (2) upon consultation with First Financial’s chief executive officer or his designee; or (3) as required under applicable law or by the terms of any MainSource Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for annual base salary or wage increases for employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, or (ix) hire any officer, employee, independent contractor or consultant who has target total annual compensation greater than 110% of the then current median market compensation for the applicable position within the market area in which such individual will be employed.

(g)                                  settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by MainSource or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)                                    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)                                     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m)                             implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)                                 enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(o)                                 make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p)                                 make, or commit to make, any individual capital expenditures in excess of $500,000;

(q)                                 make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(r)                                    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s)                                   knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of First

Financial, MainSource or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(t)                                    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3                         First Financial Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the First Financial Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, First Financial shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of MainSource (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money (other than indebtedness of First Financial or any of its wholly-owned Subsidiaries to First Financial or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)

(i)                                     adjust, split, combine or reclassify any capital stock;

(ii)                                  make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by First Financial in the ordinary course of business consistent with past practice, (B) dividends paid by any of the Subsidiaries of First Financial to First Financial or any of its wholly-owned Subsidiaries, or (C) the acceptance of shares of First Financial Common Stock as payment for the exercise price of First Financial Stock Options or for withholding taxes incurred in connection with the exercise of First Financial Stock Options or the vesting or settlement of First Financial Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii)                               other than as set forth in Section 5.3(b)(iii) of the First Financial Disclosure Schedule or other than in the ordinary course of business consistent with past practice, grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv)                              except as contemplated in Section 5.3(b)(iii), issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except pursuant to the exercise of stock options or the settlement of equity compensation awards outstanding as of the date hereof in accordance with their terms;

(c)                                  sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets or any business to any person, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business consistent with past practice or pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 5.3(c) of the First Financial Disclosure Schedule;

(d)                                 except for transactions in the ordinary course of business consistent with past practice, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of First Financial;

(e)                                  terminate, materially amend, or waive any material provision of, any First Financial Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or material lease or contract, other than normal renewals of contracts and leases without material adverse changes of terms with respect to First Financial, or enter into any contract that would constitute a First Financial Contract if it were in effect on the date of this Agreement, except for transactions in the ordinary course of business consistent with past practice;

(f)                                   except: (1) for transactions in the ordinary course of business consistent with past practice; (2) upon consultation with MainSource’s chief executive officer or his designee; or (3) as required under applicable law or by the terms of any First Financial Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant, except for annual base salary or wage increases for employees, (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (vii) fund any rabbi trust or similar arrangement, (viii) terminate the employment or services of any officer, or (ix) hire any officer, employee, independent contractor or consultant who has target total annual compensation greater than 110% of the then current median market compensation for the applicable position within the market area in which such individual will be employed.

(g)                                  settle any material claim, suit, action or proceeding, other than those relating to any foreclosure action by First Financial or except in the ordinary course of business consistent with past practice in an amount and for consideration not in excess of $250,000 individually or $500,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation;

(h)                                 take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)                                     amend its articles of incorporation, its bylaws or comparable governing documents of its Subsidiaries;

(j)                                    merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k)                                 materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(l)                                     take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m)                             implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(n)                                 enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(o)                                 make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service, Loans or (ii) its hedging practices and policies, in each case except as required by law or requested by a Regulatory Agency;

(p)                                 make, or commit to make, any individual capital expenditures in excess of $1,000,000;

(q)                                 make, change or revoke any Tax election, change an annual Tax accounting period, adopt or change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any Tax claim, audit, assessment or dispute or surrender any right to claim a refund of Taxes;

(r)                                    make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s)                                   knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of First Financial, MainSource or their respective Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(t)                                    agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1                         Regulatory Matters.

(a)                                 First Financial and MainSource shall promptly prepare and file with the SEC, no later than sixty (60) calendar days after of the date of this Agreement, the Joint Proxy Statement and First Financial shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of First Financial and MainSource shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and to keep the S-4 effective for so long as necessary to consummate the transactions contemplated by this Agreement, and First Financial and MainSource shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  First Financial shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and MainSource shall furnish all information concerning MainSource and the holders of MainSource Common Stock as may be reasonably requested in connection with any such action.

(b)                                 The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly (and in the case of the Bank Regulatory Applications, as defined below, within sixty (60) calendar days of the date of this Agreement) prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger and the Bank Merger (collectively the “Bank Regulatory Applications”)), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  First Financial and MainSource shall have the right to review in advance, and, to the extent practicable, each will, in good faith, consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to MainSource or First Financial, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably, diligently, and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.  Each party shall, in good faith, consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c)                                  In furtherance and not in limitation of the foregoing, each of First Financial and MainSource shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require First Financial or MainSource to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, or MainSource and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”).

(d)                                 First Financial and MainSource shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of First Financial, MainSource or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)                                  To the extent permitted by applicable law, First Financial and MainSource shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.  As used in this Agreement, the “Requisite Regulatory Approvals” shall mean all regulatory authorizations, consents, orders or approvals from (x) the Federal Reserve Board, the ODFI, and the IDFI and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation or any of its Subsidiaries.

6.2                         Access to Information.

(a)                                 Upon reasonable notice and subject to applicable laws, each of First Financial and MainSource, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of First Financial and MainSource shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which First Financial or MainSource, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither First Financial nor MainSource nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of First Financial’s or MainSource’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)                                 Each of First Financial and MainSource shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated May 22, 2017, between First Financial and MainSource (the “Confidentiality Agreement”).

(c)                                  No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3                         Shareholders’ Approvals.  Each of First Financial and MainSource shall call a meeting of its shareholders (the “First Financial Meeting” and the “MainSource Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite MainSource Vote and the Requisite First Financial Vote required in connection with this Agreement and the Merger and, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of shareholders to adopt a merger agreement, and each shall use its reasonable best efforts to cause such meetings to occur on the same day and at the same time as soon as reasonably practicable after the date of this Agreement, and to set the same record date for each such meeting.  The Board of Directors of each of First Financial and MainSource shall use its reasonable best efforts to obtain from the shareholders of First Financial and MainSource, as the case may be, the Requisite First Financial Vote, in the case of First Financial, and the Requisite MainSource Vote, in the case of MainSource, including by communicating to its respective shareholders its recommendation (and including such recommendation in the Joint Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby.  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of MainSource or First Financial, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its shareholders, such Board of Directors may (but shall not be required to) submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that the Board of Directors may not take any actions under this sentence unless (i) it gives the other party at least seven (7) calendar days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of MainSource in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and a copy thereof if in writing and any related documentation or correspondence) and (ii) at the end of such notice period, the Board of Directors takes into account any amendment or modification to this Agreement proposed by the other party and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless be reasonably likely to result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  First Financial or MainSource shall adjourn or postpone the First Financial Meeting or the MainSource Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of First Financial Common Stock or MainSource Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting MainSource or First Financial, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite MainSource Vote or the Requisite First Financial Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, each of the First Financial Meeting and MainSource Meeting shall be convened and this Agreement shall be submitted to the shareholders of each of First Financial and

MainSource at the First Financial Meeting and the MainSource Meeting, respectively, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve either First Financial or MainSource of such obligation.

6.4                         Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of First Financial and MainSource shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by MainSource or First Financial or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5                         Stock Exchange Listing.  First Financial shall cause the shares of First Financial Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

6.6                         Employee Benefit Plans.

(a)                                 First Financial shall cause the Surviving Corporation to provide the employees of MainSource and its Subsidiaries who continue to be employed by First Financial or its Subsidiaries (including, for the avoidance of doubt, the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (the “Continuing Employees”), for so long as such employees are employed, following the Effective Time, with employee benefits that are substantially comparable in the aggregate to the employee benefits provided to similarly situated employees of First Financial and its Subsidiaries; provided that First Financial may satisfy its obligation under Section 6.6(a) by providing such Continuing Employees with employee benefits that are substantially similar in the aggregate to the employee benefits provided by MainSource or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(b)                                 Except for employees described in Section 6.6(c), those employees of MainSource or any Subsidiary as of the Effective Time whom First Financial or its Subsidiaries elect not to employ after the Effective Time as a result of the Merger, who are employed and then terminated as a result of the Merger within six (6) months subsequent to the conversion of the operating system of MainSource Bank into First Financial Bank (including through an Involuntary Termination), or those employees who voluntarily resign employment due to an involuntary relocation of the employee’s principal place of employment to a location which is more than twenty-five (25) miles from the employee’s principal place of employment immediately prior to the Effective Time (“Separated Employees”) and who would have been considered eligible for a payment under First Financial’s applicable severance plan shall be entitled to severance benefits equal to two (2) weeks of annual base pay for each year of service (including years of service with MainSource and/or any of its Subsidiaries) with a minimum of four (4) weeks of annual base pay and a maximum of twenty-six (26) weeks of annual base pay.  For the purposes of this subsection, “Involuntary Termination” includes a termination by an employee whose (1) annual base salary is reduced below the employee’s base salary immediately prior to the Effective Time, or (2) total compensation opportunity is not at least ninety percent (90%) of his or her total compensation opportunity immediately prior to the Effective Time.  Effective as of the day immediately following the day which is six (6) months subsequent to the conversion of the operating system of MainSource Bank into First Financial Bank, all Continuing Employees will be entitled to severance benefits equal to those provided by First Financial from time to time to its employees. Nothing in this Section 6.6(b) shall be deemed to limit or modify First Financial’s at-will employment policy.

(c)                                  Any MainSource employee who has or is party to any employment agreement, severance agreement, change in control agreement or any other agreement or arrangement that provides for any payment that may be triggered by the Merger or the Bank Merger (the “CIC Payment”) shall not receive any severance benefits as provided in Section 6.6(b) but will receive the CIC Payment to the extent it is required to be paid under such agreement, provided that, on or before the Closing, MainSource will take all steps necessary to ensure that in the event that the amounts of the CIC Payment, either individually or in conjunction with a payment or benefit under any other plan, agreement or arrangement that is aggregated for purposes of Code Section 280G (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code that is subject to the Tax imposed by Section 4999 of such Code, then the amounts of the CIC Payment shall be reduced such that the value of the Total Payments that each counterparty is entitled to receive shall be $1.00 less than the maximum amount which the counterparty may receive without becoming subject to the excise tax or resulting in a disallowance of a deduction of the payment of such amount under Section 280G of the Code.  Any MainSource employee who waives and relinquishes his or her right to a CIC Payment will be eligible for a severance payment as provided in Section 6.6(b), unless such MainSource employee enters into an employment agreement, severance agreement, change in control agreement or any written similar agreement or arrangement with the Surviving Corporation or a Subsidiary of the Surviving Corporation.

(d)                                 As soon as reasonably practicable, but in no event, later than the Effective Time, First Financial, after review of the employee benefit plans offered by First Financial and the MainSource Benefit Plans and in consultation with MainSource, shall determine which employee benefit plans the Surviving

Corporation shall implement for Continuing Employees as between the MainSource Benefit Plans and the benefit plans offered to the First Financial existing employees.  If it is determined that the First Financial plans shall be provided to Continuing Employees (the “New Plans”), then First Financial and/or any Subsidiaries shall or shall cause the Surviving Corporation to use commercially reasonable efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous MainSource Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under a MainSource Benefit Plan (to the same extent that such credit was given under the analogous MainSource Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such employees with MainSource and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous MainSource Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(e)                                  Notwithstanding any other provisions, the Surviving Corporation agrees to assume and honor in accordance with their terms all benefits, including but not limited to, any employment or change in control agreement or equity award agreement, vested as of the Closing Date under the MainSource Benefit Plans; provided, First Financial may replace such MainSource Benefit Plans with a similar benefit plan of First Financial.  First Financial hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the MainSource Benefit Plans will occur at the Effective Time.  With respect to certain employees who are party to change in control agreements with MainSource, each of whom is named on Section 6.6(e) of the MainSource Disclosure Schedules, MainSource shall, prior to the Effective Time, use commercially reasonable efforts to obtain from each individual a settlement agreement upon terms mutually agreeable to MainSource, First Financial and such employee, setting forth the method in which his or her rights under the change in control agreement will be settled.  MainSource shall make the payments required under such change in control, settlement or similar agreements.

(f)                                   Nothing in this Agreement shall confer upon any employee, officer, director or consultant of MainSource or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, MainSource, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, MainSource, First Financial or

any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of MainSource or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any MainSource Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular MainSource Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Except as otherwise provided in this Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of MainSource or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(g)                                  If requested by First Financial in writing at least ninety (90) calendar days prior to the Effective Time, MainSource shall cause the MainSource 401(k) Plan to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. In the event First Financial requests that the MainSource 401(k) Plan be terminated, (i) MainSource shall provide First Financial with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by First Financial) not later than seven (7) calendar days immediately preceding the Effective Time and (ii) the Continuing Employees of MainSource shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by First Financial or one of its Subsidiaries (a “First Financial 401(k) Plan”). First Financial and MainSource shall take any and all actions as may be required, including amendments to the MainSource 401(k) Plan and/or First Financial 401(k) Plan, to permit the Continuing Employees of MainSource who are then actively employed to make rollover contributions to the First Financial 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a) (31) of the Code) in the form of cash, notes (in the case of loans), First Financial Common Stock or a combination thereof in an amount equal to the full account balance distributed to such Continuing Employee of MainSource from the MainSource 401(k) Plan.

(h)                                 As soon as reasonably practicable following the date of this Agreement, MainSource and First Financial shall cooperate and use their commercially reasonable efforts to establish an aggregate retention bonus amount and identify key employees of MainSource or First Financial who will be offered a retention bonus prior to the Effective Time upon such terms and conditions as the chief executive officers of First Financial and MainSource shall mutually agree.

6.7                         Indemnification; Directors’ and Officers’ Insurance.

(a)                                 From and after the Effective Time, each of First Financial and the Surviving Corporation shall indemnify and hold harmless each present and former director, officer or employee of MainSource and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “MainSource Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director, officer or employee of MainSource or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement to the same extent as such persons are indemnified as of the date of this Agreement by MainSource pursuant to the MainSource Articles, MainSource Bylaws, the governing or organizational documents of any Subsidiary of MainSource and any indemnification agreements in existence as of the date hereof; and First Financial and the Surviving Corporation shall also advance expenses as incurred by such MainSource Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by MainSource pursuant to the MainSource Articles, MainSource’s Bylaws, the governing or organizational documents of any Subsidiary of MainSource and any indemnification agreements in existence as of the date hereof; provided, that, if required, the MainSource Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such MainSource Indemnified Party is not entitled to indemnification.

(b)                                 For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by MainSource (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by MainSource for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, MainSource, in consultation with, but only upon the consent of First Financial, may (and at the request of First

Financial, MainSource shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under MainSource’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)                                  The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each MainSource Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns will consolidate with or merge into any other entity and not be the continuing or surviving entity of such consolidation or merger, transfer all or substantially all of its assets or deposits to any other entity or engage in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8                         Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of First Financial, on the one hand, and a Subsidiary of MainSource, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by First Financial.

6.9                         Advice of Changes.  First Financial and MainSource shall each promptly (but in any event within 24 hours) advise the other party of any change or event (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10                  Dividends.  After the date of this Agreement, each of First Financial and MainSource shall coordinate with the other the declaration of any dividends in respect of First Financial Common Stock and MainSource Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of MainSource Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of MainSource Common Stock and any shares of First Financial Common Stock any such holder receives in exchange therefor in the Merger.

6.11                  Corporate Governance.

(a)                                 First Financial shall take all actions necessary to cause the size of the board of directors of the Surviving Corporation to be fifteen (15) directors, effective as of the Effective Time.  Effective as of the Effective Time, the board of directors of the Surviving Corporation shall consist of nine (9) current members of the First Financial board of directors (the “First Financial Continuing Directors”) and six (6) current members of the MainSource board of directors (the “MainSource Continuing Directors”).  The First Financial Continuing Directors and the MainSource Continuing Directors shall be mutually agreed upon by the chairperson of the board of directors and chief executive officer of First Financial and the lead director and chief executive officer of MainSource.  The First Financial Continuing Directors and the MainSource Continuing Directors shall continue in office and shall serve on the board of directors of the Surviving Corporation until such time as their successors are duly elected and qualified.  The board of directors of the Surviving Corporation (or the appropriate committee thereof) shall cause the First Financial Continuing Directors and the MainSource Continuing Directors to be nominated for election at the first annual meeting of shareholders of the Surviving Corporation following the Effective Time.

(b)                                 First Financial shall cause First Financial Bank to take all actions necessary to cause the size of the board of directors of First Financial Bank to be fifteen (15) directors, effective as of the effective time of the Bank Merger.  Effective as of the Effective Time, the board of directors of First Financial Bank shall consist of the First Financial Continuing Directors and the MainSource Continuing Directors. The First Financial Continuing Directors and the MainSource Continuing Directors shall continue in office and shall serve on the board of directors of First Financial Bank until such time as their successors are duly elected and qualified.  The board of directors of First Financial Bank (or the appropriate committee thereof) shall cause the First Financial Continuing Directors and the MainSource Continuing Directors to be nominated for election at the first annual meeting of shareholders of First Financial Bank following the Effective Time, and the Surviving Corporation, as the sole shareholder of First Financial Bank, shall elect such individuals as directors of First Financial Bank.

(c)                                  Effective as of the Effective Time, the executive management of the Surviving Corporation and First Financial Bank shall be as set forth on Schedule 6.11(c) of the First Financial Disclosure Schedule.

(d)                                 On the date hereof, each of Claude E. Davis and Archie M. Brown, Jr., shall enter into a mutually acceptable employment agreement with the Surviving Corporation, which shall become effective at the Effective Time.

6.12                  Acquisition Proposals.

(a)                                 MainSource agrees that it will not, and will cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal, except to notify such person of the existence of the provisions of this Section 6.12(a); provided, that, prior to the adoption of this Agreement by the shareholders of MainSource by the Requisite MainSource Vote, in the event MainSource receives an unsolicited bona fide written Acquisition Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be reasonably likely to result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, MainSource shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement and which is expressly assignable to First Financial, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with MainSource.  MainSource will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than First Financial with respect to any Acquisition Proposal.  MainSource will promptly (within twenty-four (24) hours) advise First Financial following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal and a copy thereof if in writing and any related documentation or correspondence), and will keep First Financial apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  MainSource shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of MainSource and its Subsidiaries or 20% or more of any class of equity or voting securities of MainSource or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of MainSource, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of MainSource or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of MainSource, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving MainSource or its Subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of MainSource.

(b)                                 Nothing contained in this Agreement shall prevent MainSource or its board of directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal or from making any legally required disclosure to its shareholders; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13                  Public Announcements.  MainSource and First Financial shall each use its reasonable best efforts to develop a joint communications plan, to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and except in respect of any announcement required by applicable law, or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14                  Change of Method.  MainSource and First Financial shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of MainSource and First Financial (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, however, that no such change shall (i) alter or change the Exchange Ratio or the number of shares of First Financial Common Stock received by MainSource shareholders in exchange for each share of MainSource Common Stock, (ii) adversely affect the Tax treatment of MainSource’s shareholders or First Financial’s shareholders pursuant to this Agreement, (iii) adversely affect the Tax treatment of MainSource or First Financial pursuant to this Agreement or (iv) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The Parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 8.3.

6.15                  Restructuring Efforts.  If either MainSource or First Financial shall have failed to obtain the Requisite MainSource Vote or the Requisite First Financial Vote at the duly convened MainSource Meeting or First Financial Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein

(it being understood that neither party shall have any obligation to alter or change any material terms, including without limitation the amount or kind of the consideration to be issued to holders of the capital stock of MainSource as provided for in this Agreement, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.15) to its respective shareholders for adoption.

6.16                  Takeover Statutes.  None of MainSource, First Financial or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of their respective Boards of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.17                  Exemption from Liability Under Section 16(b).  MainSource and First Financial agree that, in order to most effectively compensate and retain MainSource Insiders (as defined below), both prior to and after the Effective Time, it is desirable that those officers and directors of MainSource subject to the reporting requirements of Section 16(a) of the Exchange Act (the “MainSource Insiders”),not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of MainSource Common Stock and MainSource Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.17.  The Board of Directors of First Financial and of MainSource, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall, prior to the Effective Time, take all such steps as may be required to cause (in the case of MainSource) any dispositions of MainSource Common Stock or MainSource Equity Awards by the MainSource Insiders, and (in the case of First Financial) any acquisitions of First Financial Common Stock by any MainSource Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.18                  Assumption of MainSource Debt.  First Financial agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation or First Financial Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees and other instruments required for the due assumption of MainSource’s or MainSource Bank’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities and other agreements, including but not limited to the trust preferred securities (the “MainSource Trust Preferred Securities”) issued under the MainSource Statutory Trust I, MainSource Statutory Trust II, MainSource Statutory Trust III, MainSource Statutory Trust IV, MainSource Capital Statutory Trust I and FCB Bancorp Statutory Trust I (collectively, the “MainSource Trusts”), and (i) the junior subordinated debentures issued by MainSource to the MainSource Trusts, (ii) the junior subordinated debentures held by FCB Bancorp Statutory Trust I and assumed by MainSource, and (iii) the FCB Bancorp, Inc. 6.00% Subordinated Notes Due October 15, 2025 in the principal amount of $10,400,000 assumed by MainSource (such obligations, the “MainSource Junior Subordinated Debentures”).

6.19                  Civic Commitment.  The Surviving Corporation shall contribute no less than One Million Dollars ($1,000,000) (the “Greensburg Fund”) over five (5) years to the greater Greensburg, Indiana, community or civic groups whose primary goal is to assist the greater Greensburg, Indiana community.  The management of the Surviving Corporation shall determine which organizations shall receive funding, taking into consideration the organizations historically supported by MainSource in the Decatur County, Indiana community.

ARTICLE VII
CONDITIONS PRECEDENT

7.1                         Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)                                 Shareholder Approval.  This Agreement shall have been adopted by the shareholders of First Financial by the Requisite First Financial Vote and by the shareholders of MainSource by the Requisite MainSource Vote.

(b)                                 NASDAQ Listing.  The shares of First Financial Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)                                  Regulatory Approvals.  All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)                                 S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)                                  No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

7.2                         Conditions to Obligations of First Financial.  The obligation of First Financial to effect the Merger is also subject to the satisfaction, or waiver by First Financial, at or prior to the Effective Time, of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of MainSource set forth in Section 3.2(a) (other than the third to last sentence thereof) and Section 3.8(a) (in each case after giving effect to the lead in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of MainSource set forth in Sections 3.1(a), 3.1(b), the third to last sentence of 3.2(a), 3.2(b), and 3.3(a) (in each case, after giving effect to the lead in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of MainSource set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on MainSource or the Surviving Corporation.  First Financial shall have received a certificate signed on behalf of MainSource by the Chief Executive Officer and the Chief Financial Officer of MainSource to the foregoing effect.

(b)                                 Performance of Obligations of MainSource.  MainSource shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and First Financial shall have received a certificate signed on behalf of MainSource by the Chief Executive Officer and the Chief Financial Officer of MainSource to such effect.

(c)                                  Federal Tax Opinion.  First Financial shall have received the opinion of Squire Patton Boggs (US) LLP, in form and substance reasonably satisfactory to First Financial, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Financial and MainSource, reasonably satisfactory in form and substance to such counsel.

7.3                         Conditions to Obligations of MainSource.  The obligation of MainSource to effect the Merger is also subject to the satisfaction or waiver by MainSource at or prior to the Effective Time of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of First Financial set forth in Section 4.2(a) (other than the third to last sentence thereof) and Section 4.8(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of First Financial set forth in Sections 4.1(a), 4.1(b), the third to last sentence of 4.2(a), 4.2(b) and 4.3(a) (in each case, after giving effect to the lead in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date.  All other representations and warranties of First Financial set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on First Financial.  MainSource shall have received a certificate signed on behalf of First Financial by the Chief Executive Officer and the Chief Financial Officer of First Financial to the foregoing effect.

(b)                                 Performance of Obligations of First Financial.  First Financial shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MainSource shall have received a certificate signed on behalf of First Financial by the Chief Executive Officer and the Chief Financial Officer of First Financial to such effect.

(c)                                  Federal Tax Opinion.  MainSource shall have received the opinion of SmithAmundsen LLC, in form and substance reasonably satisfactory to MainSource, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of First Financial and MainSource, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1                         Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the shareholders of First Financial or MainSource:

(a)                                 by mutual consent of First Financial and MainSource in a written instrument signed by each of MainSource and First Financial, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b)                                 by either the Board of Directors of First Financial or the Board of Directors of MainSource if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)                                  by either the Board of Directors of First Financial or the Board of Directors of MainSource if the Merger shall not have been consummated on or before October 31, 2018 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d)                                 by either the Board of Directors of First Financial or the Board of Directors of MainSource (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of MainSource, in the case of a termination by First Financial, or First Financial, in the case of a termination by MainSource, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by First Financial, or 7.3, in the case of a termination by MainSource, and which is not cured within forty-five (45) calendar days following written notice to MainSource, in the case of a termination by First Financial, or First Financial, in the case of a termination by MainSource, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)                                  by First Financial, if the Board of Directors of MainSource shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of MainSource adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to First Financial, or resolved to do so, or failed to reaffirm such recommendation within three (3) calendar days after First Financial requests in writing that such action be taken, or failed to recommend against acceptance of a tender offer or exchange offer for outstanding MainSource Common Stock that has been publicly disclosed (other than by First Financial or an affiliate of First Financial) within ten (10) business days after the commencement of such tender or exchange offer, in any such case whether or not permitted by the terms hereof, (ii) recommended or endorsed an Acquisition Proposal, or (iii) breached its obligations under Section 6.3 or 6.12 in any material respect;

(f)                                   by MainSource, if the Board of Directors of First Financial shall have (i) failed to recommend in the Joint Proxy Statement that the shareholders of First Financial adopt this Agreement, or withdrawn, modified or qualified such recommendation in a manner adverse to MainSource, or resolved to do so, or failed to reaffirm such recommendation within three (3) calendar days after MainSource requests in writing that such action be taken, or (ii) breached its obligations under Section 6.3 in any material respect;

(g)                                  by written notice of MainSource to First Financial if both of the following conditions requisite to termination under this Section 8.1(g) are satisfied at any time during the seven (7) calendar day period commencing on the Determination Date, such termination to be effective on the tenth (10th) calendar day following the Determination Date:

(i)                                     the First Financial Market Value on the Determination Date is less than 80% of the Initial First Financial Market Value; and

(ii)                                  the number obtained by dividing the First Financial Market Value on the Determination Date by the Initial First Financial Market Value shall be less than the Index Ratio minus 0.20.

If First Financial or any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 8.1(g).

The termination right under this Section 8.1(g) is subject, however, to the following:  If MainSource elects to exercise its termination right pursuant to this Section 8.1(g), it shall give prompt written notice thereof to First Financial.  During the seven (7) calendar day period commencing upon its receipt of such notice, First Financial shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial First Financial Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the First Financial Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial First Financial Market Value by the First Financial Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80.  If within such seven (7) calendar day period, First Financial delivers written notice to MainSource that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies MainSource of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.1(g) as if no written notice of termination had been given, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.1(g), the following terms shall have the meanings indicated below:

(iii)                               “Determination Date” shall mean the latest of (i) the date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period); or (ii) the date on which the shareholder approvals of both MainSource and First Financial have been received.

(iv)                              “Final Index Price” means the average of the daily closing value of the Index for the twenty (20) consecutive trading days immediately preceding the Determination Date.

(v)                                 “Index” means the KBW Regional Banking Index or, if such Index is not available, such substitute or similar Index as substantially replicates the KBW Regional Banking Index.

(vi)                              “Index Ratio” means the Final Index Price divided by the Initial Index Price.

(vii)                           “Initial First Financial Market Value” means $27.7282, adjusted as indicated above.

(viii)                        “Initial Index Price” means $106.25.

(ix)                              “First Financial Market Value” means, as of any specified date, the volume-weighted average closing price per share of First Financial Common Stock as reported on NASDAQ for the twenty (20) consecutive trading days immediately preceding such specified date.

8.2                         Effect of Termination.

(a)                                 In the event of termination of this Agreement by either First Financial or MainSource as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of First Financial, MainSource, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither First Financial nor MainSource shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)

(i)                                     In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of MainSource or has been made directly to its shareholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to MainSource and (A) thereafter this Agreement is terminated by either First Financial or MainSource pursuant to Section 8.1(c) and MainSource shall have failed to obtain the Requisite MainSource Vote or (B) thereafter this Agreement is terminated by First Financial pursuant to Section 8.1(d) and (C) prior to the date that is twelve (12) months after the date of such termination, MainSource enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then MainSource shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay First Financial, by wire transfer of same day funds, a fee equal to $40,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii)                                  In the event that this Agreement is terminated by First Financial pursuant to Section 8.1(e), then MainSource shall pay First Financial, by wire transfer of same day funds, the Termination Fee on the date of termination.

(c)                                  Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s willful and material breach of any provision of this Agreement, in the event that this Agreement is terminated as provided in Section 8.1, the maximum aggregate amount of monetary fees, liabilities or damages payable by MainSource under this Agreement shall be equal to the Termination Fee.

(d)                                 Each of First Financial and MainSource acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if MainSource fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, First Financial commences a suit which results in a judgment against MainSource for the Termination Fee, MainSourc shall pay the costs and expenses of First Financial (including attorneys’ fees and expenses) in connection with such suit.  In addition, if MainSource fails to pay the amounts payable pursuant to this Section 8.2, then MainSource shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

8.3                         Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of First Financial and MainSource; provided, however, that after adoption of this Agreement by the respective shareholders of First Financial or MainSource, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4                         Extension; Waiver.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other parties hereto, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the respective shareholders of First Financial or MainSource, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1                         Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 9:00 a.m. Eastern Standard Time at the offices of Squire Patton Boggs (US) LLP, on a date which shall be no later than seven (7) calendar days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2                         Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.3                         Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by First Financial and MainSource.

9.4                         Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to MainSource, to:

MainSource Financial Group, Inc.

2105 North State Road 3 Bypass

Greensburg, Indiana 47240

Attention:              Archie M. Brown, Jr.

With a required copy (which shall not constitute notice) to:

SmithAmundsen LLC

201 North Illinois Street, Suite 1400

Capital Center, South Tower

Indianapolis, Indiana  46204-4212

Attention:              John W. Tanselle

and

(b)           if to First Financial, to:

First Financial Bancorp.

255 East 5th Street, 29th floor

Cincinnati, OH  45202

Attention:              Claude E. Davis

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP

221 E. Fourth St., Suite 2900

Cincinnati, Ohio 45202

Attention:              James J. Barresi

9.5        Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings or section captions contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this

Agreement.  As used in this Agreement, the “knowledge” of MainSource means the actual knowledge after due inquiry of any of the officers of MainSource listed on Section 9.5 of the MainSource Disclosure Schedule, and the “knowledge” of First Financial means the actual knowledge after due inquiry of any of the officers of First Financial listed on Section 9.5 of the First Financial Disclosure Schedule.  As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Cincinnati, Ohio or Greensburg, Indiana are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof.  The MainSource Disclosure Schedule and the First Financial Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.

9.6        Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7        Entire Agreement.  This Agreement (including the Disclosure Schedules and the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.8        Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs, including the fiduciary duties of the Board of Directors of MainSource, shall be subject to the laws of the State of Indiana).

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Hamilton County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

9.9        Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.

9.10      Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11      Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.12      Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13      Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, First Financial Bancorp and MainSource Financial Group, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

MainSource Financial Group, Inc.

By:	/s/ Archie M. Brown, Jr.
Name: Archie M. Brown, Jr.
Title: President and Chief Executive Officer

First Financial Bancorp

By:	/s/ Claude E. Davis
Name: Claude E. Davis
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Voting Agreement

This Voting Agreement (the “Voting Agreement”) is entered into by and among FIRST FINANCIAL BANCORP., an Ohio corporation (“First Financial”), and each of the undersigned directors of MAINSOURCE FINANCIAL GROUP, INC., an Indiana corporation (“MainSource”). Each of the undersigned, being all of the directors of MainSource, hereby agrees in his or her individual capacity as a shareholder to vote all shares of common stock of MainSource (“MainSource Common Stock”) that are registered in his or her personal name in favor of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) dated July 25, 2017 between MainSource and First Financial, and agrees to use his or her reasonable efforts to cause all additional shares of MainSource Common Stock owned (i) jointly by him or her with any other person, or (ii) by his or her spouse and over which he or she has voting influence or control, to be voted in favor of the Agreement and Plan of Merger.

Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his or her capacity as a director of MainSource, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of MainSource.

Each of the undersigned hereby agrees not to make any transfers of such shares of MainSource with the purpose of avoiding his or her agreements set forth herein and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the merger of MainSource with and into First Financial; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; (c) the taking of such action whereby a majority of MainSource’s Board of Directors, in accordance with the terms and conditions of Section 6.3 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of MainSource; or (d) upon mutual written agreement of the parties to terminate this Voting Agreement.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and applicable federal laws, without regard to principles of conflicts of law.

EXECUTED AND DELIVERED as of July 25, 2017.

DIRECTORS:

Vincent A. Berta

Erin Hoeflinger

Archie M. Brown, Jr.

Kathleen L. Bardwell

William G. Barron

D. J. Hines

Thomas M. O’Brien

Lawrence R. Rueff

John G. Seale

[SIGNATURE PAGE TO VOTING AGREEMENT]

Form of Voting Agreement

This Voting Agreement (the “Voting Agreement”) is entered into by and among MAINSOURCE FINANCIAL GROUP, INC. (“MainSource”), an Indiana corporation, and each of the undersigned directors of FIRST FINANCIAL BANCORP., an Ohio corporation (“First Financial”). Each of the undersigned, being all of the directors of First Financial, hereby agrees in his or her individual capacity as a shareholder to vote all shares of common stock of First Financial (“First Financial Common Stock”) that are registered in his or her personal name in favor of that certain Agreement and Plan of Merger (“Agreement and Plan of Merger”) dated July 25, 2017 between MainSource and First Financial, and agrees to use his or her reasonable efforts to cause all additional shares of First Financial Common Stock owned (i) jointly by him or her with any other person, or (ii) by his or her spouse and over which he or she has voting influence or control, to be voted in favor of the Agreement and Plan of Merger.

Each of the undersigned is entering into this Voting Agreement solely in his or her capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his or her capacity as a director of First Financial, to act or fail to act in accordance with his or her fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his or her capacity as a director of First Financial.

Each of the undersigned hereby agrees not to make any transfers of such shares of First Financial with the purpose of avoiding his or her agreements set forth herein and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement.

This Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earlier of (a) the consummation of the merger of MainSource with and into First Financial; (b) the termination of the Agreement and Plan of Merger in accordance with its terms; (c) the taking of such action whereby a majority of First Financial’s Board of Directors, in accordance with the terms and conditions of Section 6.3 of the Agreement and Plan of Merger, withdraws its favorable recommendation of the Agreement and Plan of Merger to the shareholders of First Financial; or (d) upon mutual written agreement of the parties to terminate this Voting Agreement.

This Voting Agreement may be executed in one or more counterparts and delivered by facsimile, pdf or other means of electronic communication, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Ohio and applicable federal laws, without regard to principles of conflicts of law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

EXECUTED AND DELIVERED as of July 25, 2017.

DIRECTORS:

Murph Knapke

J. Wickliffe Ach

David S. Barker

Cynthia O. Booth

Claude E. Davis

Corinne R. Finnerty

Peter E. Geier

Susan L. Knust

William J. Kramer

Jeffrey D. Meyer

John T. Neighbours

Richard E. Olszewski

Maribeth S. Rahe

[SIGNATURE PAGE TO VOTING AGREEMENT]

Exhibit B

AGREEMENT OF MERGER

OF

MAINSOURCE BANK

WITH AND INTO

FIRST FINANCIAL BANK

THIS AGREEMENT OF MERGER, dated as of July 25, 2017 (this “Agreement”), is made and entered into between First Financial Bank, an Ohio state chartered bank, and MainSource Bank, an Indiana state chartered bank.

WITNESSETH:

WHEREAS, First Financial Bank, duly organized and existing under the laws of Ohio with its main office located at 255 East Fifth Street, Suite 700, Cincinnati, Ohio, has authorized capital stock consisting of 1,259,333 shares of common stock, par value $8.00 per share, of which 1,259,333 shares of common stock are issued and outstanding as of the date hereof;

WHEREAS, MainSource Bank, duly organized and existing under the laws of Indiana with its main office located at 2105 North State Road 3 Bypass, Greensburg, Indiana 47240 (“MainSource Bank”), has authorized capital stock consisting of 1,000 shares of common stock, no par value per share, all the outstanding of which are held by MainSource Financial Group, Inc. as of the date hereof;

WHEREAS, First Financial (“First Financial”) is the record and beneficial owner of all of the outstanding shares of common stock of First Financial Bank;

WHEREAS, MainSource (“MainSource”) is the record and beneficial owner of all of the outstanding shares of common stock of MainSource Bank;

WHEREAS, First Financial and MainSource are parties to an Agreement and Plan of Merger, dated as of July 25, 2017, as it may be amended from time to time (the “Parent Merger Agreement”), pursuant to which, subject to the terms and conditions of the Parent Merger Agreement, MainSource shall merge with and into First Financial (the “Parent Merger”), whereby (i) the corporate existence of MainSource shall cease and First Financial shall continue its corporate existence under the laws of the State of Ohio as the surviving corporation in the Parent Merger and (ii) MainSource Bank shall become a wholly owned subsidiary of First Financial;

WHEREAS, the respective boards of directors of First Financial Bank and MainSource Bank, acting pursuant to resolutions duly adopted, have approved this Agreement and authorized the execution hereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the parties hereto do hereby agree as follows:

1.                                      THE MERGER

A.                                    Merger; Surviving Bank

Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), MainSource Bank shall be merged with and into First Financial Bank, pursuant to the banking provisions of the Ohio Revised Code (the “Ohio Code”) and the Indiana Code (said transaction, the “Merger”) and the corporate existence of MainSource Bank shall cease.  First Financial Bank shall continue its corporate existence as an Ohio state chartered bank under the laws of the State of Ohio and shall be an Ohio state chartered bank surviving the Merger (the “Surviving Bank”).  The parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement shall be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

B.                                    Articles of Incorporation and Bylaws

From and after the Effective Time (as defined in Section 1.C below), the Articles of Incorporation of First Financial Bank as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Bank until thereafter amended in accordance with applicable law.  From and after the Effective Time, the Bylaws of First Financial Bank as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Bank until thereafter amended in accordance with applicable law.

C.                                    Effective Time of the Merger

The Merger shall become effective at such time and date as are agreed to by First Financial Bank and MainSource Bank, subject to the approval of the Indiana Department of Financial Institutions (the “IDFI”) and the Ohio Division of Financial Institutions (“ODFI”), or such other time and date as shall be provided by law.  The date and time of such effectiveness is herein referred to as the “Effective Time”.

D.                                    Effect of the Merger

All assets of the merging institutions as they exist at the Effective Time shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description of the merging institutions existing as of the Effective Time.

E.                                    Business of Surviving Bank

The business of the Surviving Bank after the Merger shall be that of an Ohio state chartered bank and shall be conducted at its main office and at all legally established branches.

F.                                     Directors

The directors of the Surviving Bank shall be selected in accordance with Section 6.11 of the Parent Merger Agreement.

G.                                   Treatment of Shares

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof (a) each share of MainSource Bank common stock issued and outstanding immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and (b) the shares of First Financial Bank common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding, shall be unchanged after the Merger and shall immediately after the Effective Time constitute all of the issued and outstanding capital stock of the Surviving Bank.

2.                                      CONDITIONS PRECEDENT

The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

A.                                    Shareholder Approval

The Agreement shall have been ratified and confirmed by the sole shareholder of each of First Financial Bank and MainSource Bank at a meeting of each such shareholder or by written consent in lieu of a meeting of shareholders, provided that such action by written consent is authorized under the applicable articles of incorporation or bylaws or otherwise provided by law.

B.                                    Regulatory Approvals

The parties shall have received all consents, approvals and permissions and the satisfaction of all of the requirements prescribed by law, including, but not limited to, the consents, approvals and permissions of the IDFI and the ODFI and all other regulatory authorities which are necessary to the carrying out of the Merger described in this Agreement, and all applicable waiting periods in respect thereof shall have expired.

C.                                    No Injunctions or Restraints

There shall not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger.

D.                                    Parent Merger

The Parent Merger shall have been consummated in accordance with the terms and conditions of the Parent Merger Agreement.

3.                                      TERMINATION AND AMENDMENT

A.                                    Termination

Notwithstanding the approval of this Agreement by the shareholders of First Financial Bank or MainSource Bank, this Agreement shall terminate forthwith prior to the Effective Time in the event the Parent Merger Agreement is terminated as therein provided.  This Agreement may also be terminated by mutual written consent of the parties hereto.

B.                                    Effect of Termination

In the event of termination of this Agreement as provided in Section 3.A above, this Agreement shall forthwith become void and have no effect, and none of First Financial Bank or MainSource Bank, any of their respective subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

C.                                    Amendment

This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

4.                                      MISCELLANEOUS

A.                                    Representations and Warranties

Each of the parties hereto represents and warrants that this Agreement has been duly authorized, executed and delivered by such party and constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with the terms hereof.

B.                                    Further Assurances

If at any time the Surviving Bank shall consider or be advised that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of MainSource Bank or otherwise carry out the provisions hereof, the proper officers and directors of MainSource Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of MainSource Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

C.                                    Nonsurvival of Agreements

None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or the termination of this Agreement as provided in Section 3.A.

D.                                    Notices

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to First Financial Bank, to:

First Financial Bank
255 East 5th Street, 29th floor

Cincinnati, OH  45202
Attention:                                         Claude E. Davis

With a required copy (which shall not constitute notice) to:

Squire Patton Boggs (US) LLP
221 E. Fourth St., Suite 2900

Cincinnati, Ohio 45202
Attention:                                         James J. Barresi

and

if to MainSource Bank, to:

MainSource Bank
2105 North State Road 3 Bypass

Greensburg, Indiana 47240
Attention:                                         Archie M. Brown, Jr.

With a required copy (which shall not constitute notice) to:

SmithAmundsen LLC

201 North Illinois Street, Suite 1400

Capital Center, South Tower

Indianapolis, Indiana  46204-4212

Attention:                                         John W. Tanselle

E.                                    Governing Law; Waiver of Jury Trial

(i) This Agreement shall be governed and construed in accordance with the laws of the State of Ohio, without regard to any applicable conflicts of law (except that matters relating to the internal corporate affairs, including the fiduciary duties of the Board of Directors of MainSource Bank, shall be subject to the laws of the State of Indiana).

(ii) Each party agrees that it will bring any action or proceeding in respect of any claim arising under or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court in Hamilton County, Ohio (the “Chosen Courts”), and, solely in connection with claims arising under or related to this Agreement or the transactions contemplated hereby, (1) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (2) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (3) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (4) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 4(D).

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY DIRECTLY OR INDIRECTLY ARISE UNDER OR RELATE TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT:  (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4(E).

F.                                     Successors and Assigns

This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any rights or obligations hereunder may be assigned by any party hereto to any other person without the prior consent in writing of the other party hereto.

G.                                   Counterparts

This Agreement may be executed in several counterparts (including by facsimile or other electronic means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

H.                                   Entire Agreement

This Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

I.                                        Interpretation

The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  References to “the date hereof” shall mean the date of this Agreement.

J.                                      Specific Performance

The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise were breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

K.                                   Severability

Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement of Merger to be executed by its duly authorized officers, all as of the date first set forth above.

ATTEST:		First Financial Bank

By
Name: Shannon M. Kuhl		Name: Claude E. Davis
Title: Chief Executive Officer

ATTEST:		MainSource Bank

By
Name: James M. Anderson		Name: Archie M. Brown, Jr.
Title: President & CEO